EXHIBIT 11

                         THE LUBRIZOL CORPORATION

                     Computation of Per Share Earnings

                           Second Quarter, 1997



The computation of primary earnings per share and fully diluted earnings per share is as follows:

              (In Thousands of Shares Except Per Share Data)

                                 Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 -------------------   ------------------
                                  1997       1996       1997       1996
                                 ------     ------     ------     ------
Average shares outstanding for
  computation of primary
  earnings per share             58,111     60,906     58,307     61,760

Add adjustment to treat shares
  for options exercised as if
  such shares were outstanding
  during the entire period          113         85        141         53

Add equivalent shares for
  unexercised options at end
  of period*                        826        196        826        196
                                 ------     ------     ------     ------

Average shares outstanding for
  computation of fully diluted
  earnings per share             59,050     61,187     59,274     62,009
                                 ======     ======     ======     ======


Primary earnings per share         $.81       $.63      $1.47      $1.77
                                   ====       ====      =====      =====

Fully diluted earnings per share   $.79       $.62      $1.45      $1.76
                                   ====       ====      =====      =====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.